FOR RIVERSOURCE STRATEGIC ALLOCATION SERIES, INC.:


EXHIBIT 77H

For RiverSource Strategic Income Allocation Fund:

During the six-month period ended March 31, 2008, RiverSource Investments, LLC, through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.